Exhibit 10.12

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

EVO HOLDING COMPANY, LLC

Dated as of September 8, 2022

TABLE OF CONTENTS

Page

Article I Defined Terms		1
1.1	Definitions	1
1.2	Rules of Construction	8
Article II Organization		8
2.1	Formation of the Company	9
2.2	Name	9
2.3	Purpose	9
2.4	Registered Office; Registered Agent; Principal Office; Other Offices	9
2.5	Interest of Members; Property of Company	9
2.6	Limited Liability	9
2.7	Term	9
Article III Contributions of Members		10
3.1	[Reserved]	10
3.2	Additional Capital Contributions	10
3.3	Return of Contributions	10
3.4	Interest on Capital Contributions	10
3.5	[Reserved]	10
3.6	Membership Interests	10
3.7	Convertible Preferred Interests	11
3.8	Transfer Books	13
3.9	Certificate Signature	14
Article IV Allocations		14
4.1	General	14
4.2	Other Allocation Provisions	14
4.3	Allocations for Income Tax Purposes	17
4.4	Withholding	17
Article V Distributions; Distributions in Kind		17
5.1	Distributions	17
5.2	[Reserved]	17
5.3	[Reserved]	17
5.4	Limitations on Distributions	17
5.5	Reserves	18
Article VI Transferability		18
6.1	Transfer Generally	18
6.2	[Reserved]	18
6.3	[Reserved]	18
6.4	[Reserved]	18
6.5	[Reserved]	18
6.6	General Restrictions on Transfer; Admission of New Members	18

i

6.7	Resignation	19
6.8	Record of Members	19
Article VII Management		19
7.1	Management of the Company	19
7.2	Special Member Approval Requirements	19
7.3	Voting Trusts	21
7.4	Officers	21
7.5	Officers as Agents; Duties of Officers	21
7.6	Powers of Members	21
Article VIII Powers, Duties and Restrictions of the Company and the Members; Other Provisions Relating to the Members		21
8.1	Powers of the Company	21
8.2	Compensation of the Members	22
8.3	Cessation of Status as a Member	22
8.4	Other Activities of the Members	22
8.5	Use of Name and Trade Marks	22
Article IX Books, Records and Accounting; Information Rights		23
9.1	Books of Account; Access	23
9.2	Deposits of Funds	23
9.3	Information Rights	23
9.4	Information Rights of the Company	25
9.5	Tax Matters	25
Article X Term and Dissolution		26
10.1	Term	26
10.2	Dissolution	26
10.3	Application and Distribution of Assets	27
10.4	Termination of the LLC	27
Article XI Representations and Warranties of Members		27
11.1	Authority	27
11.2	Binding Obligations	27
11.3	No Conflict	28
11.4	Purchase Entirely for Own Account	28
11.5	No Registration	28
11.6	Investment Experience	28
11.7	Accredited Investor	28
11.8	Restricted Securities	28
11.9	Nonreliance	28
Article XII General Provisions		29
12.1	Exculpation and Indemnification	29
12.2	Entire Agreement; Amendments	30
12.3	Avoidance of Provisions	31

ii

12.4	Binding Agreement	31
12.5	Notices	31
12.6	Governing Law	31
12.7	Consent to Jurisdiction; WAIVER OF JURY TRIAL	31
12.8	Construction	32
12.9	Severability	32
12.10	Counterparts, Electronic Copies	32
12.11	Survival	32
12.12	Termination	32
12.13	Confidentiality	33
12.14	Further Assurance	34

EXHIBIT A CERTIFICATE OF FORMATION

EXHIBIT B INTERESTS OF MEMBERS

EXHIBIT C FORM OF JOINDER AGREEMENT

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF EVO HOLDING COMPANY, LLC

This Amended and Restated Limited Liability Company Operating Agreement of EVO HOLDING COMPANY, LLC (the “Company”) is made as of September 8, 2022 (the “Effective Date”), by and among the Members listed on the signature pages hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 1.1.

Recitals

WHEREAS, on September 16, 2019, the Original Member formed the Company as a limited liability company pursuant to the Act, by causing to be filed a Certificate of Formation of the Company, attached hereto as Exhibit A (the “Certificate”), with the office of the Secretary of State of the State of Delaware;

WHEREAS, immediately prior to the effectiveness of this Agreement, the Company was governed by that certain Limited Liability Company Agreement dated as of September 16, 2019 (the “Prior LLC Agreement”);

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated September 8, 2022, by and among the Company, the Original Member and Antara Capital Master Fund LP (the “Securities Purchase Agreement”), the Company intends to issue to Antara Capital Master Fund LP, a Cayman Islands exempted limited partnership, 1 convertible preferred membership interest in the Company having the terms set forth herein (the “Convertible Preferred Interests”) for an aggregate purchase price of $750,000; and

WHEREAS, in connection with the consummation of the Recapitalization (as defined in the Securities Purchase Agreement), and in accordance with the terms of the Prior LLC Agreement, the requisite Members desire to amend and restate the Prior LLC Agreement in its entirety and to continue the existence of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

Article I
Defined Terms

1.1 Definitions. The following terms shall have the following meanings as used in this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended and in effect from time to time and any successor statute.

“Additional Capital Contribution” shall have the meaning set forth in Section 3.2(a).

“Additional Common Interests” shall mean all Common Interests issued by the Company after the date of this Agreement.

“Adjusted Capital Account” shall have the meaning set forth in Section 4.2(b).

“Affiliate” shall mean, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, including a Related Fund of such Person; provided that for purposes of this Agreement, no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Limited Liability Company Operating Agreement, including all annexes and exhibits hereto, as amended, restated or supplemented from time to time in accordance with the terms hereof.

“Available Cash” at the time of any proposed distribution shall mean the excess of (a) all unrestricted cash and cash equivalents then held by the Company to the extent not otherwise required to pay the Company’s expenses that have then accrued and are due and owing and all outstanding and unpaid current obligations of the Company as of such time over (b) the amount of reserves established by the Company in accordance with Section 5.4.

“Bankruptcy” shall have the meaning ascribed thereto in Sections 18-101(1) and 18-304 of the Act.

“Business Day” shall mean any day other than a Saturday, Sunday or another day on which commercial banks in New York are required or permitted under applicable laws or regulations to close.

“Capital Account” shall mean with respect to each Member the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Throughout the term of the Company, each Capital Account will be (a) increased by the amount of (i) Net Income allocated to such Capital Account pursuant to Article IV and (ii) the amount of any cash and the Contribution Value of any other property subsequently contributed to such Capital Account, and (b) decreased by the amount of (i) Net Losses allocated to such Capital Account pursuant to Article IV and (ii) the amount of cash and the Distribution Value of any other property distributed or transferred from such Capital Account. A Member that has more than one class of Membership Interests shall have a single Capital Account that reflects all such Membership Interests; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate a determination of the portion of each Capital Account attributable to each such class of Membership Interests.

“Capital Contribution” shall mean, at any date, the amount of all capital contributions contributed by a Member to the Company in its capacity as such at or prior to such date, which may be in the form of cash or property.

“Certificate” shall have the meaning set forth in the recitals.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and any successor statute, as in effect from time to time.

“Common Interests” shall mean, collectively, all Membership Interests designated “Common Interests”.

“Company” shall have the meaning set forth in the preamble.

“Company Confidential Information” shall have the meaning set forth in Section 12.13.

“Competitor” shall mean any Person directly engaged in the business of developing, executing, producing and/or distributing scripted and unscripted televisions series, television motion pictures or other television programming for free television, pay television or internet distribution (it being understood that any Person that is an equity owner or other investor in such a Person shall not be considered a Competitor for purposes herein solely because of such equity interest or investment).

“Consolidated EBITDA” means, for any Reference Period with respect to a date of determination, with respect to the Original Member and its Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus, without duplication and to the extent deducted in calculating Consolidated Net Income for such period, the sum of (a) Consolidated Interest Expense for such period, (b) the sum of federal, state, local, and foreign income taxes paid in cash during such period, (c) the amount of depreciation and amortization expense, (d) any extraordinary items reducing Consolidated Net Income for such period, and (e) any non-cash items reducing Consolidated Net Income for such period, minus (i) any extraordinary, unusual or non-recurring items increasing Consolidated Net Income for such period and (ii) any non-cash items increasing Consolidated Net Income for such period.

For the purposes of calculating Consolidated EBITDA for any Reference Period, (a) if at any time during such Reference Period the Original Member or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA attributable to such disposed property shall be deducted from Consolidated EBITDA (if positive) or added to Consolidated EBITDA (if negative) for such Reference Period as if such Material Disposition occurred on the first day of such Reference Period, and (b) if at any time during such Reference Period the Original Member or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition (or series of related acquisitions) of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or common stock of a Person and (b) involves (individually or in the aggregate) consideration paid by the Original Member or its Subsidiaries in excess of $100,000; and “Material Disposition” means any disposition (or series of related dispositions) of property for which the Original Member or any of its Subsidiaries received gross proceeds (individually or in the aggregate) in excess of $100,000.

“Consolidated Interest Expense” means, for any Reference Period with respect to a date of determination, with respect to the Original Member and its Subsidiaries on a consolidated basis,

total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest), premium payments, debt discount, fees, charges, and related expenses with respect to all outstanding Debt of the Original Member and its Subsidiaries, including all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptances, in each case whether or not paid in cash during such period.

“Consolidated Net Income” means, for any Reference Period with respect to a date of determination, the consolidated net income (or loss) of the Original Member and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contribution Value” shall mean the Fair Market Value of a Company asset contributed by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to), determined in accordance with the terms of this Agreement.

“Conversion Date” shall have the meaning set forth in Section 3.7(b).

“Conversion Demand” shall have the meaning set forth in Section 3.7(b).

“Conversion Period” means each date of determination on which (a) Consolidated EBITDA for the most recently completed fiscal quarter that is the first, second or third fiscal quarter is less than $6.0 million, with such determination initially being made with respect to the second fiscal quarter of 2023 (calculated following the completion of such second fiscal quarter); or (b) Consolidated EBITDA for the most recent fourth fiscal quarter that is one of the two most recently completed fiscal quarters is less than $9.0 million; or (c) the Original Member or any of its Subsidiaries fails to pay any principal or interest due in respect of any Debt with an outstanding aggregate principal amount (together with any other Debt experiencing continuing defaults, events or conditions of the type described in clauses (c) and (d)) in excess of $1,000,000 when due and such failure continues for 30 calendar days or any shorter grace period specified in the agreement or instrument relating to such Debt; or (d) the Original Member or any of its Subsidiaries fails to perform or observe any other covenant, term, condition or agreement relating to any Debt with an outstanding aggregate principal amount (together with any other Debt experiencing continuing defaults, events or conditions of the type described in clauses (c) and (d)) in excess of $1,000,000 or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice, if required, such Debt to become due prior to its stated maturity (or in the case of any such Debt constituting a guaranty obligation to become payable); or any such Debt is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or (e) provided that Antara Capital Master Fund LP has not, in its capacity as a controlling shareholder of the Original Member, prevented the Original Member from paying out of the Original Member’s funds customary professional accounting fees as are reasonably necessary to timely prepare such financial statements, the Original Member has failed to deliver, within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year (commencing with respect to the first fiscal quarter of Fiscal Year 2023), or within 120 days after the end of the third and the fourth fiscal quarters of Fiscal Year 2022, the Original Member’s consolidated (i) unaudited combined balance sheet of the as at the end of such quarter, and the related combined statement of income and loss for such quarter, all in reasonable detail in accordance with GAAP, together with a certification by the Chief Financial Officer of the Original Member that the information contained in such financial statements fairly presents in all material respects on such basis the combined financial position of the Original Member, as of the date thereof, subject only to normal year-end audit adjustments and the absence of footnotes, or (f) provided that Antara Capital Master Fund LP has not, in its capacity as a controlling shareholder of the Original Member, prevented the Original Member from paying out of the Original Member’s funds customary professional accounting or auditing fees as are reasonably necessary to timely prepare such financial statements, the Original Member has failed to deliver, within 120 days after the end of each Fiscal Year of the Original Member (commencing with respect to Fiscal Year 2023), the audited combined balance sheet of the Original Member as at the end of such year, and the related combined statements of income and loss, cash flows and changes in capital for such year, each setting forth in comparative form the figures for the previous Fiscal Year and all such statements to be in reasonable detail and to contain footnotes, prepared in accordance with GAAP and audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, together with a certification by the Chief Financial Officer of the Original Member that the information contained in such financial statements fairly presents in all material respects on such basis the combined financial position of the Original Members and its consolidated Subsidiaries as of the date thereof.

“Convertible Preferred Interests” shall have the meaning set forth in the recitals.

“Covered Persons” shall have the meaning set forth in Section 12.1(a).

“Debt” means, as to any Person, whether or not contingent but without duplication: (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) every currently payable reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (e) every obligation of such Person under any lease which under GAAP is required to be capitalized as an obligation on a balance sheet of the Person in question (excluding any lease in respect of office space entered into in the ordinary course of business); (f) the net obligations of such Person under swap contracts; and (g) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of another Person of the type described in clauses (a) through (f) above, in any manner, whether directly or indirectly. The amount of net obligations under swap contracts on any date shall be deemed to be the net mark-to-market exposure thereof as of such date.

“Distribution Value” shall mean the Fair Market Value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to), determined in accordance with the terms of this Agreement.

“Effective Date” shall have the meaning set forth in the preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and any successor statute and the rules and regulations of the SEC thereunder, in each case as in effect from time to time.

“Exempt Person” shall mean, with respect to any Person, any Affiliate of such Person and such Person’s or such Person’s Affiliates’ respective Representatives, in each case, who (a) has a reasonable need to know the contents of the Company Confidential Information or Member Confidential Information, as the case may be, (b) is informed of the confidential nature of the Company Confidential Information or Member Confidential Information and (c) agrees to keep such information confidential in accordance with the terms of this Agreement.

“Fair Market Value” shall mean (i) in the case of Publicly Traded Securities, the average closing price on the applicable trading exchange or quotation system on each trading day during the five (5) trading day period ending on the trading day prior to the measurement date, (ii) in the case of equity securities other than Publicly Traded Securities, the fair market value per equity security, as determined on a reasonable basis and in good faith jointly by the Members, but without regard for any liquidity or minority discounts, or (iii) in the case of any other asset or property, the fair market value of such asset or property, as determined on a reasonable basis and in good faith jointly by the Members, subject, in the case of Capital Contributions.

“Fiscal Year” shall mean the calendar year.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date of this Agreement.

“Liquidator” shall have the meaning set forth in Section 10.2(b).

“Managing Member” means, initially, the Original Member, or such other Member as may be designated or become the Managing Member pursuant to the terms of this Agreement.

“Member” shall mean any Person (i) executing this Agreement as a member of the Company effective as of the date of this Agreement or (ii) hereafter admitted to the Company as an additional or substitute member of the Company as provided in this Agreement, each in its capacity as a member of the Company, and shall have the same meaning as the term “member” under the Act, but does not include any Person who has ceased to be a member of the Company from and after the date such Person has ceased to be a Member.

“Member Confidential Information” shall have the meaning set forth in Section 12.13.

“Member List” shall have the meaning set forth in Section 6.8.

“Membership Interests” shall mean, except as otherwise stated in this Agreement, the rights of a Member to distributions (liquidating or otherwise) and allocations of profit or loss (including any items of income, losses, gains, deductions and credits) of the Company. Membership Interests in the Company shall take the form of Common Interests, or such other equity securities as the

Managing Member shall determine from time to time in accordance with the terms of this Agreement, or Convertible Preferred Interests.

“Net Income” and “Net Loss”, respectively, for any period shall mean the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for purposes of determining the taxable income or loss of the Company), (a) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, determined in accordance with Regulation §1.704-1(b)(2)(iv), (b) if any Company asset is distributed in-kind to a Member, or the value of such asset is adjusted as described in Regulation §1.704-1(b)(2)(iv)(f), the difference between its Fair Market Value and its book value at the time of such revaluation or distribution shall be treated as gain or loss, and (c) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

“Officers” shall have the meaning set forth in Section 7.4.

“Original Member” shall mean EVO Transportation & Energy Services, Inc., a Delaware corporation.

“Other Indemnitors” shall have the meaning set forth in Section 12.1(e).

“Percentage Interest of Common Interests” shall mean, with respect to a Member, the ratio of the number of Common Interests held by the Member at any time to the total number of Common Interests issued and outstanding at such time, expressed as a percentage.

“Percentage Interest of Convertible Preferred Interests” shall mean, with respect to a Member, the ratio of the number of Convertible Preferred Interests held by the Member at any time to the total number of Convertible Preferred Interests issued and outstanding at such time, expressed as a percentage.

“Percentage Interest of Voting Securities” shall mean, with respect to a Member, the ratio of the number of Voting Securities held by the Member at any time to the total number of Voting Securities issued and outstanding at such time, expressed as a percentage.

“Person” shall mean any individual, partnership, joint stock company, corporation, entity, association, trust, limited liability company, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision of any government.

“Prior LLC Agreement” shall have the meaning set forth in the recitals.

“Publicly Traded Securities” shall mean securities that are registered under the Securities Act, are freely tradable and listed for trading on a national securities exchange.

“Qualified Public Offering” means (i) an underwritten primary or follow-on (or combination of primary or follow-on) public offering of the equity interests of the Original Member that generates net cash proceeds of (primary or follow-on) at least $50.0 million or (ii) a business combination with a special purpose acquisition company that is listed on a U.S. national securities exchange (or an Affiliate of such special purpose acquisition company), provided that the Original Member shall receive not less than $50.0 in net cash proceeds as a result of the transaction.

“Reference Period” means, at any date of determination, the most recently completed specified fiscal quarter of the Original Member on or prior to such date.

“Regulation” shall mean the income tax regulations promulgated under the Code, as such income tax regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

“Related Fund” shall mean, with respect to any Member, any fund, account or investment vehicle that is controlled or managed by such Member, a controlled Affiliate of such Member or the same investment manager or advisor as such Member or an Affiliate of such investment manager or advisor.

“Representatives” shall have the meaning set forth in Section 12.13.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended and any successor statute and the rules and regulations of the SEC thereunder, in each case as in effect from time to time.

“Securities Purchase Agreement” shall have the meaning set forth in the recitals.

“Subsidiary” shall mean, with respect to any Person, any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and any other Person, including but not limited to a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership interests entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person. For the avoidance of doubt, “Subsidiary” shall include any Person that is included in the Company’s consolidated group for purposes of preparing the Company’s consolidated financial statements in accordance with GAAP.

“Transfer” shall mean, (i) when used as a verb, to sell, transfer, assign, encumber or otherwise dispose of, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise and (ii) when used as a noun, a direct or indirect, voluntary or involuntary, sale, transfer, assignment, encumbrance or other disposition by operation of law or otherwise.

“Voting Securities” shall mean the Common Interests.

1.2 Rules of Construction. Unless the context otherwise requires, definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The terms “include” and “including” and other words of similar import shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or subsection. The headings appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All section, subsection, clause and exhibit references not attributed to a particular document shall be references to such parts of this Agreement.

Article II
Organization

2.1 Formation of the Company. The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Secretary of State of the State of Delaware on August 28, 2019. This Agreement completely amends, restates and supersedes the Prior LLC Agreement. The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other applicable laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

2.2 Name. The name of the Company shall be “EVO Holding Company, LLC,” as such name may be modified from time to time by the Managing Member as it may deem advisable.

2.3 Purpose. Subject to any limitations on the activities of the Company otherwise specified in this Agreement, the purpose and business of the Company shall be to engage in any lawful business in which a limited liability company may engage under the Act. The Company has the power to do all acts and things necessary or useful in connection with the foregoing.

2.4 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office and registered agent of the Company in the state of Delaware are as set forth in the records of the Delaware Secretary of State, and may be changed from time to time as the Managing Member may designate from time to time in the manner provided by the Act. The principal office of the Company will be located at such place as the Company may maintain an office within or outside the state of Delaware as the Managing Member may from time to time determine and the Company shall maintain there the records required to be maintained under Section 18-305 of the Act. In addition, the Company may maintain such other offices as the Managing Member may deem advisable at any other place or places within or without the State of Delaware.

2.5 Interest of Members; Property of Company. Membership Interests held by a Member shall be personal property of such Member for all purposes. All real and other property owned by the Company shall be deemed property of the Company that is owned by the Company as an entity, and no Member shall own such property in an individual capacity. No Member shall be entitled to interest on or with respect to any Capital Contribution. Except as provided in this Agreement, no Member shall be entitled to withdraw any part of such Member’s Capital Contribution or to receive distributions from the Company.

2.6 Limited Liability. Except as otherwise expressly required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any such debt, obligation or liability solely by reason of being a Member of the Company.

2.7 Term. The term of the Company commenced on the date of filing of the Certificate, and shall be perpetual unless the Company is earlier dissolved and its existence terminated in accordance with the provisions of this Agreement.

Article III
Contributions of Members

3.1 [Reserved].

3.2 Additional Capital Contributions.

(a) Subject to Section 7.2, Members may from time to time make Capital Contributions to the Company (each, an “Additional Capital Contribution”) at such times and in such amounts as the Managing Member may determine to accept from the Members. Except as required by law, no Member shall be required to make any Additional Capital Contributions to the Company.

(b) [Reserved]

(c) Additional Capital Contributions shall be made in cash or, with the approval of the Managing Member, in other property. The value assigned to any non-cash Additional Capital Contribution shall be equal to the Fair Market Value thereof.

3.3 Return of Contributions. No Member shall be entitled to the return of any part of its Capital Contributions except as specified in this Agreement. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

3.4 Interest on Capital Contributions. No Member shall be entitled to interest on, or with respect to, any Capital Contribution.

3.5 [Reserved].

3.6 Membership Interests.

(a) The Company shall have two classes of Membership Interests, each of which shall constitute limited liability company interests under the Act: (i) the Common Interests; and (ii) the

Convertible Preferred Interests. All Common Interests are identical to each other and accord the holders thereof the same obligations, rights and privileges as are accorded to each other holder thereof, except for any specific obligations, rights and privileges expressly set forth in this Agreement. All Convertible Preferred Interests are identical to each other and accord the holders thereof the same obligations, rights and privileges as are accorded to each other holder thereof, except for any specific obligations, rights and privileges expressly set forth in this Agreement.

(b) The Company is authorized to issue certificates to represent any or all of the Membership Interests. In the event the Company issues certificates evidencing the Membership Interests issued by the Company, the certificates shall bear the following restrictive legends (in addition to any legend restrictions required under applicable state securities laws):

“THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SET FORTH IN, AND THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY ARE ISSUED IN ACCORDANCE WITH AND SHALL IN ALL RESPECTS BE SUBJECT TO, THE TERMS AND PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF EVO HOLDING COMPANY, LLC, DATED AS OF SEPTEMBER 8, 2022, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS (THE “AGREEMENT”). THE TRANSFER, SALE, ASSIGNMENT, ENCUMBRANCE OR DISPOSITION IN ANY MANNER, WHETHER DIRECT OR INDIRECT, VOLUNTARY OR INVOLUNTARY, BY OPERATION OF LAW OR OTHERWISE, OF THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY ARE RESTRICTED AS DESCRIBED IN THE AGREEMENT.”

In addition, unless counsel to the Company has advised the Company that such legend is no longer necessary, each certificate evidencing Membership Interests issued by the Company shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THEY ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL APPLY.”

(c) Subject to the requirements of Section 6.6, the Company is hereby authorized to issue additional Membership Interests from time to time, subject to prior authorization of the Members in accordance with the terms of this Agreement.

3.7 Convertible Preferred Interests.

(a) [Reserved]

(b) The Convertible Preferred Interest shall be convertible at any time during a Conversion Period, at the option of the holder thereof upon exercise in accordance with this Section 3.7, into 99.0% of the Percentage Interest of Common Interests. The holder of Convertible Preferred Interests may effect the optional conversion thereof in accordance with this Section 3.7 by making a written demand for such conversion (a “Conversion Demand”) upon the Company that sets forth the number of Convertible Preferred Interests to be converted. Unless a later date is specified in the Conversion Demand, such conversion shall occur upon delivery of the Conversion Demand to the Company (the date of such conversion, the “Conversion Date”). Notwithstanding the foregoing, if requested in writing by the Member holding Convertible Preferred Interests, the Company shall deliver or cause to be delivered, in lieu of Common Interests, shares of one or more Subsidiaries held by the Company (with the percentage of such Company-held shares delivered being at least equal the Percentage Interest of Common Interests to which the Member holding Convertible Preferred Interests otherwise would be entitled upon conversion).

(c) All outstanding Convertible Preferred Interests to be converted pursuant to a Conversion Demand shall, on the Conversion Date, be converted into Common Interests for all purposes and the holder of such Convertible Preferred Interests so converted shall be entitled to all of the rights of a holder of such Common Interests from and after the Conversion Date. On and after the Conversion Date, no such Convertible Preferred Interests shall be deemed to be outstanding or be transferable on the books of the Company or the transfer agent, if any, for such Convertible Preferred Interests.

(d) No fractional Common Interests shall be issued upon conversion of the Convertible Preferred Interests; in lieu thereof the aggregate number of Common Interests issued shall be rounded up to the nearest whole Common Interest. The calculation of whether or not fractional Common Interests would have been issuable upon such conversion shall be determined on the basis of the total number of Convertible Preferred Interests the holder is at the time converting into Common Interests and the aggregate number of Common Interests issuable upon such conversion.

(e) [Reserved]

(f) Upon a holder’s exercise of its conversion rights in accordance with Section 3.7, the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, cause the Company’s Member records, including its Member List, to reflect the conversion through cancellation of the Convertible Preferred Interests so converted and book-entry of the Common Interests so acquired in the name of such holder, and the Company shall promptly provide to such holder a book entry confirmation of the Common Interests acquired.

(g) Any Convertible Preferred Interests converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the applicable conversion, exchange, redemption or other acquisition thereof.

(h) In the event the Company at any time or from time to time after the Effective Date shall make or issue a distribution payable on the Common Interests in securities of the Company (other than a distribution of Common Interests in respect of outstanding Common Interests) or in other property (other than cash as contemplated by Article V), then and in each such event the holders of Convertible Preferred Interests shall receive, simultaneously with the distribution to the holders of such Common Interests, a distribution of such securities or cash or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Convertible Preferred Interests had been converted into Common Interests on the date of such event.

(i) The Convertible Preferred Interests shall be cancelled upon a Qualified Public Offering.

(j) The Company shall provide notice of any of the following events to all holders of Convertible Preferred Interests at least thirty (30) days prior to the date thereof:

(i) the fixing of a record date of the holders of its Common Interests (or other Membership Interests or securities at the time issuable upon conversion of the Convertible Preferred Interests) for the purpose of entitling or enabling them to receive any distribution (other than cash as contemplated by Article V), or to receive any right to subscribe for or purchase any Membership Interests of any class or any other securities, or to receive any other right; and

(ii) a sale, other disposition or issuance, in a single transaction or series of related transactions, of one hundred percent (100%) of the then outstanding Voting Securities, whether by a direct sale of Voting Securities or a merger or consolidation involving the Company.

In each such case, the Company will send or cause to be sent to the holders of the Convertible Preferred Interests a notice specifying, as the case may be, (x) the record date for such distribution or right, and the amount and character of such distribution or right, or (y) the effective date on which such event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Interests (or such other Membership Interests or securities at the time issuable upon the conversion of the Convertible Preferred Interests) shall be entitled to exchange their Common Interests (or such other Membership Interests or securities) for securities or other property deliverable upon the occurrence thereof, and the amount per interest and character of such exchange applicable to the Convertible Preferred Interests and the Common Interests.

3.8 Transfer Books. The Company shall maintain books for the purpose of registering the Transfer of Membership Interests. If Membership Interests are represented by certificates, in connection with a Transfer in accordance with this Agreement of any certificated Membership Interests, the endorsed certificate(s) evidencing the Membership Interests shall be delivered to the Company for cancellation, and the Company shall thereupon issue a new certificate to the transferee evidencing the Membership Interests that were Transferred and, if applicable, the Company shall issue a new certificate to the transferor evidencing any Membership Interests registered in the name of the transferor that were not Transferred.

3.9 Certificate Signature. If Membership Interests are represented by certificates, each such certificate shall be executed by manual or facsimile signature of an officer on behalf of the Company.

Article IV
Allocations

4.1 General. The Convertible Preferred Interests are not intended to be treated as equity in the Company for U.S. federal, and applicable state and local, income tax purposes and the holder of the Convertible Preferred Interests is not intended to be treated as a partner in the Company for such tax purposes. The Company, the holder(s) of Convertible Preferred Interests and the Original Member, agree to report consistent with the foregoing and to treat the Company as disregarded as an entity separate from the Original Member for U.S. federal, and applicable state and local, income tax purposes until such time as the Convertible Preferred Interests are properly converted into Common Interests in accordance with the terms of this Agreement or other interests in the Company that are treated as equity for income tax purposes are issued in a manner that causes the Company to be treated as a partnership for U.S. federal, and applicable state and local, income tax purposes. The remainder of this Article IV shall apply solely with respect to periods, if any, after which the Company becomes a partnership for income tax purposes. As soon as practicable following the date that the Company becomes a partnership for U.S. federal, and applicable state and local, income tax purposes, the Company shall establish Capital Accounts for each person treated as a partner in the Company. Subject to Section 4.2(d) and after giving effect to the allocations set forth in the other provisions of Section 4.2, Net Income or Net Loss for each Fiscal Year (or any other period that the Managing Member deems appropriate) shall be allocated among the Members (and credited and debited to their Capital Accounts) so as to cause, to the extent possible, each Member’s Capital Account balance, as increased by the amount of such Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)) and the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)), to equal the amount that would be distributed to such Member if the Company sold all of its assets for their book value (determined under the principals of Code Section 704(b) and the Regulations thereunder) in cash, paid all of its liabilities (except to the extent of any partnership minimum gain and partner nonrecourse debt minimum gain, as defined in Regulation § 1.704-2(d) and § 1.704-2(i)(3), respectively), and distributed its cash to its Members pursuant to Section 10.3 in complete liquidation (and taking into account any prior distributions made by the Company with respect to such Fiscal Year (or other period) and any vesting requirements that would limit a Member’s right to receive distributions).

4.2 Other Allocation Provisions.

(a) If during a Fiscal Year there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704‑2(d)) with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for such Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation §

1.704-2(f)(5), the Managing Member may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704‑2(f) and shall be interpreted and applied in all respects in accordance with such Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in the partner nonrecourse minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with such Regulation.

(b) If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704‑1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704‑1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regulation.

A Member’s “Adjusted Capital Account”, at any time, shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation § 1.704‑2(g)(1) and (3)), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-1(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704‑1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-1(b)(2)(ii)(d).

(c) Notwithstanding anything to the contrary in this Article IV,

(i) losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i); and

(ii) losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Common Interests in proportion to their Percentage Interests in Common Interests.

(d) Notwithstanding any provision of Section 4.1, no allocation of Net Loss or an item of loss or deduction shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss or of items of loss or deduction that would be made to a Member but for this Section 4.2(d)(i) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this Section 4.2(d)(i). To the extent allocations of Net Loss or of items of loss or deduction cannot be made to any Member because of this Section 4.2(d)(i), such allocations shall be made to the other Members in accordance with Section 4.1 notwithstanding this Section 4.2(d)(i).

(ii) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided, however, that an allocation pursuant to this Section 4.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(d)(ii) were not in this Agreement.

(e) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraph (b) or (d) of this Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with paragraph (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraph (b) or (d).

(f) Except to the extent otherwise required by the Code and Regulations, if any Membership Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Membership Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Membership Interest is held by each of them, except that, if they agree between themselves and so notify the other Members within thirty days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Membership Interest on the date such items were realized or incurred by the Company.

(g) Any allocations made pursuant to this Article IV shall be made in the following order:

(1) Section 4.2(a);

(2) Section 4.2(b);

(3) Section 4.2(c);

(4) Section 4.2(e); and

(5) Section 4.1, as modified by Section 4.2(d).

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

4.3 Allocations for Income Tax Purposes. The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the Members in the same manner as Net Income and Net Loss were allocated to the Members for such Fiscal Year pursuant to Section 4.1 and4.2; provided, however, that solely for federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated using any method under Code Section 704(c) and the Regulations thereunder determined by the Managing Member, so as to take into account (consistently with Code Section 704(c) principles) the difference between such Company asset’s book basis and its tax basis; provided, further, that the principles of proposed Regulation § 1.704-3(f) shall apply to any built-in loss property contributed to the Company by any Member.

4.4 Withholding. The Company shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold or pay over any amounts to any authority with respect to distributions or allocations to any Member, or with respect to its income as a result of the identity or identities of one or more Members, the amount withheld or paid shall be deemed to be, at the option of the Managing Member, either a distribution to or a demand loan by the Company to such Member in the amount of the withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

Article V
Distributions; Distributions in Kind

5.1 Distributions. Subject to the provisions of Section 5.4, the Company shall distribute Available Cash to the Members pro rata in accordance with the respective number of Common Interests from time to time as determined by the Managing Member.

5.2 [Reserved]

5.3 [Reserved].

5.4 Limitations on Distributions.

(a) Anything to the contrary herein notwithstanding, no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Act.

(b) In the event that a distribution is not made as a result of the application of paragraph (a) of this Section 5.4, all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution as soon as such distribution would not be prohibited pursuant to this Section 5.4.

5.5 Reserves. The Company may establish reserves in such amounts and for such time periods as the Managing Member determines reasonably necessary or prudent for estimated accrued Company expenses, obligations and liabilities (including amounts owed, restricted or reserved by or in connection with, to the extent applicable, any agreement or any other instrument to which the Company or any of its direct or indirect Subsidiaries is a party governing indebtedness of the Company or any of its Subsidiaries) and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, the balance shall be distributed to the Members in accordance with this Article V.

Article VI
Transferability

6.1 Transfer Generally. No Member shall be permitted to Transfer all or any portion of its Membership Interests except pursuant to, and in compliance with, this Article VI. Notwithstanding the foregoing, for the avoidance of doubt, Transfers of Membership Interests by a Member solely to an Affiliate of such Member shall be permitted and shall only be subject to Section 6.6.

6.2 [Reserved]

6.3 [Reserved]

6.4 [Reserved]

6.5 [Reserved]

6.6 General Restrictions on Transfer; Admission of New Members.

(a) Any Person acquiring one or more Membership Interests from the Company or from any Member in accordance with this Agreement shall, unless such acquiring Person is already a Member as of immediately prior to such acquisition, be admitted to the Company as a Member only upon execution of a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Transfer of Membership Interests by a Member or issuance of Membership Interests by the Company shall be made if such Transfer or issuance (i) if the Company is otherwise treated as a partnership for U.S. federal income tax purposes, it would result in the equity of the Company being held by more than 100 beneficial holders or otherwise cause the Company to be unable to rely on the publicly traded partnership “private placement” safe harbor of Regulation § 1.7704-1(h) or otherwise cause the Company to be treated as a publicly traded partnership for U.S. federal income tax purposes, (ii) would result in any circumstances that the Managing Member determines could require the Company to file reports under the Exchange Act, (iii) would violate any state or U.S. federal securities laws, (iv) would require the Company to register as an investment company under the Investment Company Act of 1940, as amended, or (v) would require the Company to register as an investment adviser under state or U.S. federal securities laws.

(c) If any Member purports to Transfer Membership Interests to any Person in a transaction that would violate the provisions of this Article VI or that would violate any applicable federal or state securities law, such Transfer shall be void ab initio and of no effect.

(d) [Reserved]

6.7 Resignation. No Member shall have the right or power to resign, withdraw or retire from the Company, except upon a Transfer of all of such Member’s Membership Interests in compliance with and subject to, the provisions of this Article VI.

6.8 Record of Members. The Managing Member shall be responsible for maintaining, at the Company’s principal place of business, an up-to-date list of all Members (“Member List”), which shall reflect the name of each Member and the number and class of Membership Interests (including Convertible Preferred Interests and Common Interests) and Percentage Interest of Voting Securities or Percentage Interest of Convertible Preferred Interests held by such Member. The Managing Member shall be required to update the Member List and Exhibit B of this Agreement from time to time so as to accurately reflect the information contained thereon upon (a) the resignation of a Member, (b) the admission of a new Member or (c) any change in the number of Membership Interests owned by a Member.

Article VII
Management

7.1 Management of the Company. The business and affairs of the Company shall be managed by the Managing Member. Subject to the provisions of Section 7.2, the Managing Member shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.3. The actions of the Managing Member taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managing Member pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Member.

7.2 Special Member Approval Requirements.

(a) Notwithstanding anything to the contrary contained in this Agreement, entry by the Company or any of its Subsidiaries into any agreement or other transaction providing for a direct or indirect sale or other Transfer of a majority of the equity interests in the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as whole, whether through the issuance or Transfer of equity of the Company or any of its Subsidiaries, merger, consolidation, amalgamation or otherwise, shall require the approval of, and shall be authorized upon obtaining the approval of the holders of at least two-thirds (2/3) in Percentage Interest of the Voting Securities entitled to vote with respect to a matter and, to the extent any Convertible Preferred Interests are outstanding, the holders of at least two-thirds (2/3) in Percentage Interest of the Convertible Preferred Interests.

(b) Notwithstanding anything to the contrary contained in this Agreement, the following actions by the Company or any of its Subsidiaries shall require the approval of, and shall be authorized upon obtaining the approval of, the holders of at least a majority in Percentage Interest of the Voting Securities entitled to vote with respect to a matter and, to the extent any Convertible Preferred Interests are outstanding, the holders of at least two-thirds (2/3) in Percentage Interest of the Convertible Preferred Interests:

(i) Any amendment, modification or waiver any limited liability company agreement, charter, bylaws or comparable organizational document of any material Subsidiary of the Company, other than certain immaterial amendments, modifications or waivers; provided that any amendment, modification or waiver that would affect any Member or class of Membership Interests (or a subset of any class of Membership Interests) in a manner materially adverse to any other Member or class of Membership Interests shall also require the approval of such Member or of a majority of the shares of such class of Membership Interests (or such subset), as applicable, that is so materially adversely affected;

(ii) An initial public offering of any Common Interests, Convertible Preferred Interests, or the entry into any other transaction or permitting the occurrence of any other event (including any Transfer) that would result in or require the Company becoming subject to Section 13(a) or Section 15(d) of the Exchange Act in connection with the Common Interests, Convertible Preferred Interests or any other class of equity securities of the Company;

(iii) Any change in any tax election or treatment of the Company that would be adverse to any holder of Common Interests or Convertible Preferred Interests; provided that any such change that would affect any Member in a manner materially and disproportionately adverse as compared to other Members shall also require the approval of such Member that is so materially and disproportionately affected;

(iv) Implementation of a management equity plan or similar arrangement which, when combined with any existing management equity plan or similar arrangement, authorizes issuance of more than ten percent (10%) of the outstanding Voting Securities to be issued to employees and directors;

(v) To the fullest extent permitted by law, taking any action to effect the voluntary, or any action that would precipitate an involuntary, resolution, dissolution or winding-up of the Company or any of its material Subsidiaries, including liquidations or dissolutions;

(vi) Declaring or paying any dividend or distribution other than a distribution in accordance with Article V or otherwise expressly contemplated by this Agreement;

(vii) Taking any of the actions listed on Schedule A; or

(viii) Agreeing to take any of the foregoing actions.

(c) The Members may act without a meeting by written consent signed by the holders of Common Interests and, to the extent any Convertible Preferred Interests are outstanding, Convertible Preferred Interests having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

(d) Notwithstanding anything herein to the contrary, the Company may enter into the Recapitalization without obtaining any further approval by Managing Member or the Members.

7.3 Voting Trusts. No Member shall enter into any voting trust agreements with respect to its Common Interests or Convertible Preferred Interests.

7.4 Officers. The Managing Member may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Managing Member may delegate to such Officers such power and authority as the Managing Member deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until a successor is designated by the Managing Member or until the Officer's earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Managing Member. Any Officer may be removed by the Managing Member with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Managing Member.

7.5 Officers as Agents; Duties of Officers. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company. Each Officer of the Company shall owe the same fiduciary duty to the Company and the Members that such individual would owe to a corporation and its stockholders thereof under the laws of the State of Delaware.

7.6 Powers of Members. Except as otherwise specifically provided by this Agreement or as required by the Act, no Member shall have the power to act for or on behalf of or to bind, the Company.

Article VIII
Powers, Duties and Restrictions of the Company and the Members;
Other Provisions Relating to the Members

8.1 Powers of the Company. In furtherance of the purposes set forth in Section 2.3 and subject to the provisions of Article VII, the Company shall possess the power to do anything not prohibited by the Act, by other applicable law or by this Agreement, including but not limited to the following powers: (a) to undertake any of the activities described in Section 2.3; (b) to make, perform and enter into any contract, commitment, activity or agreement relating thereto; (c) to open, maintain and close bank and money market accounts, to endorse, for deposit to any such account or otherwise, checks payable or belonging to the Company from any other Person, and to draw checks or other orders for the payment of money on any such account; (d) to hold, distribute and exercise all rights (including voting rights), powers and privileges and other incidents of ownership with respect to assets of the Company; (e) to borrow funds, issue evidences of indebtedness and refinance any such indebtedness in furtherance of any or all of the purposes of the Company; (f) to employ or retain such agents, employees, managers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Company, and to pay such fees, expenses, salaries, wages and other compensation to such Persons; (g) to bring, defend and compromise actions, in its own name, at law or in equity; and (h) to take all actions and do all things necessary or advisable or incident to carry out the purposes of the Company, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the Company’s business, purposes or activities.

8.2 Compensation of the Members. The Members shall not be entitled to any compensation for their services hereunder. The Company shall reimburse the Managing Member for all ordinary, necessary and direct expenses incurred by the Managing Member on behalf of the Company in carrying out the Company's business activities, including, without limitation, salaries of officers and employees of the Managing Member who are carrying out the Company's business activities.

8.3 Cessation of Status as a Member. A Member shall cease to be a member of the Company (a) upon the Bankruptcy or involuntary dissolution of such Member, provided that thereafter such Person shall only be entitled to the economic rights of an assignee of membership interests under the Act, or (b) upon the Transfer of all of such Member’s Membership Interests.

8.4 Other Activities of the Members. Notwithstanding any duty otherwise existing at law or in equity, each of the Members and its Affiliates may have other business interests and may engage in any business or trade, profession, employment or activity whatsoever (regardless of whether any such activity competes, directly or indirectly, with the business or activities of the Company or any of its Subsidiaries), for its own account, or in partnership or participation with, or as an employee, officer, director, stockholder, member, manager, trustee, general or limited partner, agent or representative of, any other Person, and no Member shall be required to devote its entire time (business or otherwise), or any particular portion of its time (business or otherwise) to the business of the Company or any of its Subsidiaries. Neither the Company nor any Member nor Director, nor any Affiliate of any thereof, by virtue of this Agreement, shall have any rights in and to any such independent venture or the income or profits derived therefrom. Notwithstanding any duty otherwise existing at law or in equity, no Member shall have any obligation hereunder to present any business opportunity to the Company, even if the opportunity is one that the Company might reasonably have pursued or had the ability or desire to pursue, in each case, if granted the opportunity to do so and, to the fullest extent permitted by law, no Member shall be liable to the Company or any other Member (or any Affiliate thereof) for breach of any fiduciary or other duty relating to the Company (whether imposed by applicable law or otherwise), by reason of the fact that such Member pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity or information regarding such business opportunity, to the Company.

8.5 Use of Name and Trade Marks.

(a) Each Member shall not, without the prior written consent of the Company, use in advertising, publicity or otherwise the name of the Company or any of its Affiliates (other than, if applicable, such Member) or any trade name, trademark, trade device, logo service mark, symbol or abbreviation, contraction or simulation thereof owned or used by the Company or any of its Affiliates (other than, if applicable, such Member).

(b) The Company shall not, without the prior written consent of the Member in question for each instance, use in advertising, publicity or otherwise the name of any Member or its Affiliates (other than the Company) or any trade name, trademark, trade device, logo service mark, symbol or abbreviation, contraction or simulation thereof owned or used by a Member or its Affiliates (other than the Company).

Article IX
Books, Records and Accounting; Information Rights

9.1 Books of Account; Access. The Managing Member shall cause to be entered in appropriate books, kept at the Company’s principal place of business, all transactions of or relating to the Company. The books and records of the Company shall be made and maintained, and the financial position and the results of operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Managing Member. Each Member, for any purpose reasonably related to such Member’s interest as a Member in the Company, shall have access to and the right, at such Member’s sole cost and expense, to inspect and copy such books and records and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers, employees and the other Representatives of the Company and its Subsidiaries during normal business hours; provided, that the inspecting Member shall be responsible for any out-of-pocket costs or expenses incurred by the Company in making any books and records available for inspection.

9.2 Deposits of Funds. All funds of the Company shall be deposited in its name in such checking, money market or other account or accounts as the Managing Member may from time to time designate; withdrawals shall be made therefrom on such signature or signatures as the Managing Member shall determine.

9.3 Information Rights.

(a) Until the Company becomes obligated to file reports under Section 13 or 15(d) of the Exchange Act, unless the Company files reports required by Section 13 or 15(d) of the Exchange Act as a voluntary filer, each Member, other than any Member that is a Competitor, shall have the right to receive the following information, and each Member may share and discuss such information (along with any other information provided to Members pursuant to this Agreement and otherwise made available to Members) with its Affiliates, directors, officers, partners, managers, stockholders, employees, investors and advisors as well as any bona fide prospective purchaser of Membership Interests that (x) is not a Competitor and (y) has entered into, and delivered to the Company, a confidentiality agreement regarding the treatment of such information (and for the avoidance of doubt, at its election, the Company may share and discuss such information with any prospective purchaser of Membership Interests):

(i) within one hundred and twenty (120) days of the end of each Fiscal Year, copies of annual consolidated financial statements of the Company and its Subsidiaries as of the end of such Fiscal Year, which financial statements shall (w) only with respect to any Fiscal Year beginning on or after January 1, 2017, include a comparison to the prior Fiscal Year results; (x) be prepared in accordance with GAAP; (y) be audited by a nationally recognized accounting firm approved by the Managing Member and accompanied by a report and opinion thereon by such accounting firm prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Company or any of its Subsidiaries not in accordance with GAAP; and (z) be certified by the chief financial officer of the Company;

(ii) as soon as available and, in any event, within forty-five (45) days after the end of each of the four quarters of each such Fiscal Year, (i) consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and, if applicable, its Subsidiaries for the period then ended prepared in accordance with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments; and (ii) a statement of capital indicating the amount of Convertible Preferred Interest and Common Interest held by each Member of the Company;

(iii) with respect to any calendar month of a Fiscal Year, for each calendar month, as soon as available and in any event within twenty (20) days after the end of such month, a consolidated statement of income of the Company; and

(iv) written notice of the issuance of any additional Common Interests, within two (2) Business Days of such issuance.

(b) The Company shall host, and each Member shall have access to, quarterly conference calls with senior officers of the Company to discuss the results of operations for the relevant reporting period, which calls shall include a reasonable and customary question and answer session. Each such quarterly and annual call shall be hosted no later than twenty (20) Business Days after the Company furnishes the corresponding annual or quarterly report in accordance with this Section 9.3.

(c) During the term of the Company’s existence there shall be maintained in the Company’s principal office or at the office of the Company’s agents and representatives all records required to be kept pursuant to the Act, including (whether or not so required) a current list of the names, addresses and Membership Interests held by each of the Members (including the dates on which each of the Members became a Member), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and each of the Company’s organizational documents, including all amendments thereto and restatements thereof, and correct and complete books and records of account of the Company. Prior to any termination of the Company’s existence, the Company shall use all reasonable efforts to ensure that, for a period of six (6) years after any such termination, such information, to the extent still in existence and available, may be obtained by a Member’s request in writing to a legal advisor or agent of the Company to be designated prior to any such termination, with the cost (as reasonably determined by such legal advisor or agent) of accessing and providing such information being borne by the requesting Member.

(d) On written request stating the purpose, a Member may make reasonable inquiries of management and examine, at any reasonable time during business hours, for any proper purpose reasonably related to such Member’s interest as a Member of the Company, and at the Member’s expense, records of the Company and its Subsidiaries; provided that the Company may limit access to certain information if and to the extent required by applicable law, if the Managing Member reasonably deems such information to be competitively sensitive with respect to the Member requesting such access or if granting such access could reasonably be expected in the loss or impairment of the Company to claim attorney client privilege, work product doctrine, or a similar protective privilege or doctrine with respect to the information (provided that the Company shall use its reasonable best efforts to allow for such access in a way that would not have any of the foregoing effects). Upon written request by any Member made to the Company, the Company shall provide or make available to such Member without charge true copies of this Agreement, the Company’s organizational documents, and all amendments thereto and restatements thereof.

9.4 Information Rights of the Company. The Company may from time to time (including in connection with the admission of a new Member), but a Member may be compelled to answer no more frequently than once per calendar quarter (unless, with respect to clause (i) hereof, required by applicable law), reasonably request of any or all Members (at the expense of the Company) information (i) needed by the Company to comply with applicable law and/or (ii) regarding such Member’s “accredited investor” status (within the meaning of Regulation D promulgated under the Securities Act).

9.5 Tax Matters.

(a) As described in Section 4.1 hereof, the Company shall be disregarded as an entity separate from the Original Member for U.S. federal, and applicable state and local, income tax purposes until such time as the Convertible Preferred Interests are properly converted into Common Interests in accordance with the terms of this Agreement or other interests in the Company that are treated as equity for income tax purposes are issued in a manner that causes the Company to be treated as a partnership for U.S. federal, and applicable state and local, income tax purposes. If the Company becomes a partnership for income tax purposes and there is a distribution of Company property as described in Code Section 734 or a Transfer of any Membership Interest or any part thereof as described in Code Section 743 occurs, on written request of any Member, the Company shall elect on the appropriate tax returns, pursuant to Code Section 754, to adjust the basis of Company property.

(b) Tax Returns and Information. The Company shall prepare or cause there to be prepared all federal, state and local income and other tax returns that the Company is required to file. If the Company becomes a partnership for income tax purposes, no later than the earlier of (i) one hundred twenty (120) days after the end of the Company’s Fiscal Year and (ii) the due date for the Company’s U.S. federal income tax returns (determined with regard to extensions) for such Fiscal Year, the Company shall provide each Person who was a Member at any time during the Fiscal Year with an information letter (containing such Member’s Form K-1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for such Fiscal Year, together with any other information concerning the Company necessary for the preparation of a Member’s U.S. federal income tax return(s). In addition, not later than sixty (60) days following the end of each Fiscal Year, the Company shall cause its accounting firm to provide an estimate of a K-1 schedule for such Fiscal Year.

(c) [Reserved]

Article X
Term and Dissolution

10.1 Term. The legal existence of the Company shall be perpetual, unless the Company is sooner dissolved as a result of an event specified in the Act or pursuant to a provision of this Agreement.

10.2 Dissolution.

(a) The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(i) The election to dissolve the Company made by the Members pursuant to Section 7.2(b)(v);

(ii) The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(iii) The resignation, expulsion, Bankruptcy or dissolution of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company, unless the business of the Company is continued without dissolution in accordance with the Act; and

(iv) The occurrence of any other event that causes the dissolution of a limited liability company under the Act, unless the Company is continued without dissolution in accordance with the Act.

(b) Upon dissolution of the Company, the business of the Company shall continue for the sole purpose of winding up its affairs. The winding up process shall be carried out by the Members. Appointment of a liquidating trustee by the Company shall require both (i) vote of a majority in Percentage Interest of the Voting Securities and (ii) so long as any Convertible Preferred Interest are outstanding, vote of a majority in Percentage Interest of the Convertible Preferred Interests (the Members or such liquidating trustee appointed by the Members is referred to herein as the “Liquidator”). In winding up the Company’s affairs, every effort shall then be made to dispose of the assets of the Company in an orderly manner, having regard to the liquidity, divisibility and marketability of the Company’s assets. The Liquidator shall not be entitled to be paid by the Company any fee for services rendered in connection with the liquation of the Company, but the Liquidator (whether one or more Members or a liquidating trustee) shall be reimbursed by the Company for all third-party costs and expenses incurred by it in connection therewith and shall, to the fullest extent permitted by law, be indemnified by the Company with respect to any action brought against it in connection therewith by applying, mutatis mutandis, the provisions of Section 12.1. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

10.3 Application and Distribution of Assets. Upon a windup of the Company, the Company shall distribute its assets as follows:

(a) first, to creditors of the Company, including Members and Directors who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for the payment thereof) and including any contingent, conditional and unmatured liabilities of the Company, taking into account the relative priorities thereof;

(b) second, to the Members and former Members in satisfaction of liabilities under the Act for distributions to such Members and former Members; and

(c) third, to Members holding Common Interests in accordance with their Percentage Interests of Common Interests.

10.4 Termination of the LLC. Subject to Section 2.7, the separate legal existence of the Company shall terminate when all assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article X and a Certificate of Cancellation of the Certificate shall have been filed in the manner required by Section 18-203 of the Act.

Article XI
Representations and Warranties of Members

Each Member severally, but not jointly, represents and warrants as of the Effective Date to the Company and the other Members that:

11.1 Authority. Each such Member that is a corporation or a limited liability company or a partnership is an entity duly formed and validly existing under the laws of the jurisdiction of its formation and the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable. Each such Member that is an individual is an individual with full legal capacity under the laws of his jurisdiction of domicile and has the capacity to execute, deliver and perform this Agreement, and this Agreement has been duly executed and delivered by such Member.

11.2 Binding Obligations. This Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member, enforceable against such Member in accordance with its terms.

11.3 No Conflict. The execution, delivery and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law to which such Member is subject, (b) violate any order, judgment or decree applicable to such Member or (c) conflict with or result in a breach or default under, any term or condition of its certificate of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, as applicable or, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Member’s ability to satisfy its obligations hereunder.

11.4 Purchase Entirely for Own Account. The Membership Interests to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof; such Member has no present intention of selling, granting any participation in or otherwise distributing the same; and such Member does not have any contract, undertaking, agreement or other arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Membership Interests.

11.5 No Registration. Such Member understands that the Membership Interests, at the time of issuance, will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein or otherwise made pursuant hereto.

11.6 Investment Experience. Such Member confirms that the Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Membership Interests and of making an informed investment decision and understands that (a) this investment is suitable only for an investor that is able to bear the economic consequences of losing its entire investment, (b) the acquisition of Membership Interests hereunder is a speculative investment that involves a high degree of risk of loss of the entire investment and (c) there are substantial restrictions on the transferability of and there will be no public market for, the Membership Interests.

11.7 Accredited Investor. Such Member is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

11.8 Restricted Securities. Such Member understands that the Membership Interests may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Membership Interests or an available exemption from registration under the Securities Act, the Membership Interests must be held indefinitely. In particular, such Member is aware that the Membership Interests may not be sold pursuant to Rule 144 promulgated by the SEC under the Securities Act unless all of the conditions thereof are met.

11.9 Nonreliance. No promise, agreement, statement or representation that is not expressly set forth in this Agreement or in any other agreement by and among any of the Company, the Members or their respective Affiliates has been made to such Member by any other Member or any other Member’s Affiliates, counsel, agent or any other Person with respect to the terms set forth in this Agreement, and such Member is not relying upon any such promise, agreement, statement or representation of any other Member or any other Member’s Affiliates, counsel, agent or any other Person.

Article XII
General Provisions

12.1 Exculpation and Indemnification.

(a) Unless specifically set forth herein, to the fullest extent permitted by applicable law, no Member, officer, Director, employee or agent of the Company and no officer, director, employee, Representative, agent or Affiliate of any Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by a Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon demand by such Covered Person and receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 12.1.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets of the Company from which distributions to any Member might properly be paid.

(d) [Reserved]

(e) The Company hereby acknowledges that a Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by companies for which such Covered Person serves as a director, officer or employee (collectively, the “Other Indemnitors”). The Company hereby agrees that it (i) is the indemnitor of first resort (i.e., its obligations to a Covered Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by or on behalf of such Covered Person are secondary), (ii) shall be required to advance the full amount of expenses incurred by or on behalf of such Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by applicable law and as required by the terms of this Agreement, without regard to any rights such Covered Person may have against the Other Indemnitors and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for reimbursement, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of a Covered Person with respect to any claim for which a Covered Person has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of reimbursement and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Covered Person against the Company. The Company and any Covered Person agree that the Other Indemnitors are express third-party beneficiaries of the terms of this Section 12.1(e).

12.2 Entire Agreement; Amendments.

(a) This Agreement (including the exhibits and annexes attached hereto), together with the Securities Purchase Agreement and the definitive documents referenced therein, contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(b) Subject to the proviso hereafter, this Agreement may be modified or amended with the approval of a majority in Percentage Interest of the Voting Securities and, so long as any Convertible Preferred Interests are outstanding, a majority in Percentage Interest of the Convertible Preferred Interests; provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) without the consent of any other Member, the Managing Member may amend Exhibit B from time to time so as to accurately reflect the information contained thereon upon (A) the withdrawal of a Member, (B) the admission of a new Member and (C) any changes to Percentage Interests and the number of Membership Interests held by Members as a consequence thereof, (ii) any change to any voting, consent or approval threshold or requirement specified in this Agreement shall require the approval of Members or Directors, as the case may be, constituting at least such voting, consent or approval threshold or otherwise satisfying such requirement, (iii) any amendment to Section 7.2(a) shall require the approval of Members owning more than two-thirds (2/3) in Percentage Interest of Voting Securities and, so long as any Convertible Preferred Interests are outstanding, Members owning more than two-thirds (2/3) in Percentage Interest of the Convertible Preferred Interests, (iv) any amendment to this Section 12.2(b) shall require the unanimous written consent of all Members, (v) any amendment that could reasonably be expected to materially adversely affect any Member’s interest in the Company in a manner that is disproportionate to the effect on each other Member’s interest in the Company shall require the consent of such Member, and (vi) any amendment that requires Members to make an additional capital contribution to the Company beyond the capital contributions required by this Agreement shall only be binding upon a Member to the extent such Member approves such amendment in writing.

12.3 Avoidance of Provisions. No party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Affiliates and then disposing of all or any portion of such party’s interest in any such Affiliate.

12.4 Binding Agreement. The covenants and agreements herein contained shall inure to the benefit of and shall be binding upon the parties hereto and their respective Representatives, successors in interest and permitted assigns.

12.5 Notices. Unless otherwise provided in this Agreement, any and all notices contemplated by this Agreement shall be deemed adequately given if in writing and delivered in hand, or upon receipt when sent by telecopy or electronic transmission confirmed by one of the other methods for providing notice set forth herein, or one (1) Business Day after being sent, postage prepaid, by nationally recognized overnight courier (e.g., Federal Express), or five (5) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, to the party or parties for whom such notices are intended. All such notices to Members shall be addressed to the last address of record on the books of the Company; all such notices to the Company shall be addressed to the Company at the address set forth in Section 2.4 or at such other address as the Company may have designated by notice given in accordance with the terms of this subsection.

12.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to its conflict of laws rules.

12.7 Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) The Company and each Member (i) irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Chancery Court of the State of Delaware. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental body anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 12.7(a). The Company and each Member further (x) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the Member List (or in the case of the Company, at the Company’s principal office in Delaware) shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.7(a) and (y) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (A) the Chancery Court of the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) THE COMPANY AND EACH MEMBER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR SUCH MEMBER’S

OWNERSHIP OF COMPANY COMMON STOCK OR CLASS C/D COMMON STOCK. THE COMPANY AND EACH MEMBER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY OR ANY MEMBER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR SUCH MEMBER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT THE COMPANY AND EACH MEMBER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7(b).

12.8 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and, to the fullest extent permitted by law, the parties intend that no rule of strict construction will be applied against any party.

12.9 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. In the case of any such invalidity or unenforceability, the parties hereto agree to use all reasonable best efforts to achieve the purpose of such provision by a new legally valid and enforceable stipulation.

12.10 Counterparts, Electronic Copies. This Agreement may be executed in multiple counterparts, including by electronic transmission or portable document format (PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11 Survival. The provisions of Section 8.5 and this Article XII shall survive the termination of this Agreement for any reason or the dissolution of the Company. Subject to the Act, all other rights and obligations of the Members shall cease upon the earlier of the termination of this Agreement or dissolution of the Company.

12.12 Termination.

(a) This Agreement will be automatically effective as of the Effective Date and will continue in effect until the earlier to occur of (i) its termination by the unanimous written consent of all Members of the Company and (ii) the dissolution, liquidation or winding up of the Company.

(b) Section 3.6(b), Section 6.1, Section 6.6, Section 7.2, Section 8.5, Section 9.3, Section 9.4, Sections 11.5 through 11.8 and Section 12.13, shall automatically terminate upon the listing of any equity securities of the Company on the NASDAQ National Market, the New York Stock Exchange or another U.S. national securities exchange.

12.13 Confidentiality. No Member shall, (a) without the Company’s prior written consent, disclose to any Person other than an Exempt Person of such Member any confidential, non-public information of the Company or any Member obtained from the Company or one of its Affiliates concerning, without limitation, the following: (i) any dealings between the Company or any of its Subsidiaries, on the one hand, and any material customer or vendor or any employee, director, officer, Director or Member of the Company or such Subsidiary, on the other hand; (ii) any financial information or results of operations of the Company or any of its Subsidiaries; or (iii) any business plans, pricing information, customer information or regulatory information of the

Company or any of its Subsidiaries (collectively, “Company Confidential Information”), or (b) disclose to any Person other than an Exempt Person of such Member any confidential, non-public information obtained from the Company or one of its Affiliates (including the Members) relating to another Member (the “Member Confidential Information”) without such Member’s prior written consent; provided, however, that, notwithstanding anything to the contrary in the foregoing, neither Company Confidential Information nor Member Confidential Information shall include, with respect to any Person, any information that: (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by any Person or any of its Affiliates or any of their respective directors, officers, managers, partners, members, employees, attorneys, advisors or other representatives (collectively, “Representatives”) in breach of this Section 12.13; (ii) is disclosed by another Person not known by the recipient to be under a confidentiality agreement or obligation to the Company or such other Member not to disclose such information; or (iii) is independently developed by such Person or any of its Affiliates or any of their respective Representatives without derivation from, reference to or reliance upon any Company Confidential Information or Member Confidential Information, as the case may be; provided, further, that, notwithstanding anything to the contrary in this Agreement, any Member may disclose any Company Confidential Information or Member Confidential Information, as the case may be, (A) to the extent required by any applicable law, statute, rule or regulation or any request, order or subpoena issued by any court or other governmental entity; provided, that to the extent permitted by law, the Member required to make such disclosure shall provide to the other Members prompt notice of such disclosure; provided, further, that to the extent such Member or its Representatives are subject to examination by a regulatory or self-regulatory authority, bank examiner or auditor, notice to the other Members shall not be required where disclosure is in connection with such routine audit or examination by, or a blanket document request from, such auditor or a regulatory or governmental entity that does not reference the Company, its Subsidiaries or this Agreement, (B) as part of such Member’s normal reporting, rating or review procedure (including normal credit rating or pricing process) or in connection with such Member’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities or (C) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Membership Interests held by such Member or prospective merger partner of such Member or its Affiliates, in each case other than a Competitor unless approved by the other Members; provided, that prior written notice of any disclosure of Company Confidential Information or Member Confidential Information is given to the Company and such prospective purchaser or merger partner agrees in writing prior to such disclosure to be bound by the provisions of this Section 12.13 (which agreement shall be enforceable by the Company and in form and substance reasonably acceptable to the other Member). Each Member shall be responsible for any breach of this Section 12.13 by any of its Representatives and agrees to use commercially reasonable efforts to cause its Representatives to treat all Company Confidential Information and Member Confidential Information in the same manner as such Member would generally treat its own confidential, non-public information.

12.14 Further Assurance. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Managing Member, may be necessary or reasonably advisable to carry out the intent and purpose of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Members signatory hereto have caused this Agreement to be so amended and restated on the date first above written:

MEMBERS:

EVO Transportation & Energy Services, Inc.

Member

/s/ Alexandre Zyngier
Name: Alexandre Zngier
Title: Chairman of EVO Transportation & Energy Services, Inc. and Authorized Signatory

[Signature page to LLC Agreement]

Antara Capital Master Fund LP

Member

By: /s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Partner

[Signature page to LLC Agreement]

Schedule A

(a) Financial Matters

(1) Annual Budget. Establishment, approval, adoption or modification of the annual budget for any Fiscal Year;

(2) Exceeding the Budget. Making, or committing to make, any expenditures that exceeds the amount approved in the approved budget by 15% or more or would result in the aggregate of all expenditures to exceed the aggregate amounts approved in the approved budget by more than 10%;

(3) Capital Contributions, Interests, New Members. (i) The making of any request that the Members make additional Capital Contributions to the Company, (ii) the issuance of any Membership Interests, any options, rights or warrants to acquire Membership Interests or any security convertible into or exercisable or exchangeable for Membership Interests in the Company, (iii) the issuance of any interests, any options, rights or warrants to acquire interests or any security convertible into or exercisable or exchangeable for an interest in any Subsidiary of the Company other than to a Subsidiary of the Company, (iii) the redemption, repurchase, retirement, combination, split or reclassification of Membership Interests in the Company or any redemption or repurchase of any debt securities not required by the terms of such debt securities, commitments or contingencies of the Company, and (iv) the admission of any new Member;

(4) Dividends and Distributions. Authorization or payment of any dividend or distribution (other than dividends or distributions from any Subsidiary of the Company and except for the distribution of cash sale proceeds pursuant to a distribution waterfall to be agreed to in an amendment to the existing operating agreement);

(5) Indebtedness. Any guarantee, assumption or incurrence of indebtedness of the Company or any Subsidiary, or grant of any security interests on the assets of the Company or any Subsidiary, other than (i) unsecured trade indebtedness incurred in the ordinary course of business and in amounts consistent with the approved budget then in effect, (ii) such other indebtedness or security interests that are authorized pursuant to the approved budget then in effect, and (iii) the indebtedness already existing on the date hereof;

(b) Exit and Acquisitions

(6) Liquidation, Dissolution, or Bankruptcy. Commencement of any liquidation, dissolution or voluntary bankruptcy, administration, insolvency proceeding, recapitalization or reorganization of the Company or its Subsidiaries in any form of transaction, any arrangement with creditors, or the consent to entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, or the consent to any plan of reorganization in any involuntary or voluntary case, or the consent to the appointment or taking possession by a receiver, trustee or other custodian for all or any portion of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law;

Schedule A

(7) Transfers of Company Assets. Any sale, lease or other conveyance of assets of the Company or its Subsidiaries (including equity interests in any entity and any intellectual property of the Company or its Subsidiaries) in any transaction or series of related transactions, in each case outside the ordinary course of business, except for sales, leases or other conveyances of immaterial assets in a single transaction or series of related transactions;

(8) Acquisitions. To the extent not otherwise expressly approved as part of an approved budget for the applicable Fiscal Year, the making of, or committing to make, any capital expenditure or purchase, lease (including the assumption of any existing lease) or other acquisition of assets (including equity interests of any entity) by the Company or its Subsidiaries for consideration (including assumed indebtedness);

(9) Other Material Transactions. Entering into any joint venture, investment, recapitalization, reorganization or contract with any other person or acquisition of any securities or assets of another Person outside of the ordinary course of business to the extent not contemplated by the approved budget;

(c) Other Non-Ordinary Course Transactions

(10) Hiring and Compensation. With respect to the chief executive officer of the Company or any Director: (i) appointment, retention or removal of, or entering into any employment agreement or other compensation arrangement (whether for salary, bonus, severance, awards of equity incentives or the like) with, such person, (ii) the amendment or other modification of any employment agreement or other compensation arrangement entered into with such person, (iii) the granting of any salary, bonus, severance, awards of equity incentives or the like to such person or (iv) decisions, determinations or other acts of discretion or interpretation under any incentive or cash award or plan that benefits one or more non-employee Directors;

(11) Transactions with Members. Entering into any agreement or other transaction between the Company or any Subsidiary of the Company, on the one hand, and the chief executive officer of the Company, any Director or any affiliate of the chief executive officer or such Director, on the other;

(12) Litigation. Initiation of material non-ordinary course litigation or similar proceedings, filing or responding to dispositive motions (including but not limited to any motion to dismiss, motion for summary judgment, motion for summary adjudication or demurrer) with respect to any material litigation, or the compromise or settlement of any lawsuit or administrative matter where the amount that the Company or any of its Subsidiaries could be required to pay individually or in the aggregate pursuant to such compromise or settlement is in excess of $1 million not covered by insurance, or that could otherwise have a material adverse effect on the Company or any of its Subsidiaries; and

(13) Government Communications. Making any filing, notice or other material communication with any governmental, regulatory or accreditation authority, or taking any action that would require the Company or any of its Subsidiaries to make any filing, notice or other material communication with any governmental, regulatory or accreditation authority.

Schedule A

Exhibit A

Certificate of Formation

Exhibit A – Certificate of Formation

Exhibit B
Name and Notice Information of Members, Number of Membership Interests and Percentage Interests

Name of Member	Notice Information	Number of Common Interests	Number of Convertible Preferred Interests	Percentage Interest
EVO Transportation & Energy Services, Inc.	2075 W Pinnacle Peak Road, Suite 130 Phoenix, AZ 85027 E-mail: patrick.seul@evotransinc.com Attention: Patrick Seul	1	0	100%
Antara Capital Master Fund LP	Antara Capital Master Fund LP 55 Hudson Yard, 47th Floor, Suite C New York, New York 10001 E-mail:rposner@antaracapital.com Attention: Raph Posner, General Counsel	0	1	0%

Exhibit B – Interests of Members

Exhibit C

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of [________ ___, 20__] by the undersigned (the “Transferee”) in accordance with the Amended and Restated Limited Liability Company Operating Agreement of EVO Holding Company, LLC, dated as of September 8, 2022 (as the same may be amended from time to time in accordance with its terms, the “LLC Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

The Transferee hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall become a party to the LLC Agreement and shall be fully bound by and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and shall be deemed and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto, as of the date first written above.

The Transferee hereby makes the representations and warranties of a Member set forth in the LLC Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above and hereby authorizes this signature page to be attached to a counterpart of the LLC Agreement.

[Transferee]

By:
Name:
Title:

Exhibit C – Form of Joinder Agreement